UNITED STATES
SECURITIES & EXCHANGE COMMISSION
WASHINGTON, D.C. 20449

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   June 18, 2007

Delta Woodside Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina
(State of Other Jurisdiction of Incorporation)

1-10095	57-0535180
(Commission File Number)	(IRS Employer Identification No.)

700 North Woods Drive, Fountain Inn, South Carolina  29644
(Address of Principal Executive Offices)   (Zip Code)

(864) 255-4100
(Registrant's Telephone Number
Including Area Code)

Not Applicable
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2007, a Settlement Agreement and Release (the “Settlement Agreement”) became effective among Delta Mills, Inc. (“Delta Mills”), Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc. (collectively, the “Debtors”), the Official Committee of Unsecured Creditors (the “Committee”) and each of William F. Garrett, William H. Hardman, Jr., and Donald C. Walker (collectively, the “Officers”).  Delta Mills is a wholly-owned subsidiary of Delta Woodside Industries, Inc. and Delta Mills Marketing, Inc. is a wholly-owned subsidiary of Delta Mills.  After October 13, 2006, (the “Petition Date”) the Committee sought, and the Debtors provided, information regarding payments that the Officers received from the Debtors prior to the Petition Date on account of, among other things, deferred compensation and, in the case of William F. Garrett, bonuses.  The Committee alleged that certain payments made to the Officers prior to the Petition Date may be avoidable and recoverable by the Debtors’ estates pursuant to one or more provisions of the Bankruptcy Code.  The Settlement Agreement was entered into in order for the parties to settle their disputes and to avoid future litigation.  Pursuant to the Settlement Agreement the Officers have waived receipt from the Debtors’ estates of the following amounts to which they would otherwise be entitled: $162,000 by Mr. Garrett, $26,000 by Mr. Hardman and $12,000 by Mr. Walker, in exchange for the Debtors’ and Committee’s release of any and all claims or causes of action against each of the Officers related to any of the following:  (i) payments received by any of the Officers for deferred compensation, (ii) payments received by Mr. Garrett for any bonuses, (iii) except as specifically set forth in the Settlement Agreement, payments to which any of the Officers are entitled under the October 25, 2006 Order (as that term is defined in the Settlement Agreement), (iv) prepetition and/or postpetition payments to or claims made by any of the Officers for accrued vacation pay, expense reimbursements, salary and/or severance, and (v) payments or benefits to which any of the Officers are entitled under the Debtors’ 2004 Stock Plan.  Further, the Settlement Agreement provides that, at each Officer’s option, he may (a) add the amount that he individually waived to his allowed, unsecured claim against the Debtors’ estates for severance, or (b) earn back some or all of the amount he individually waived upon the achievement by the Debtors of certain goals for distribution percentages on the pre-petition allowed claims to unsecured creditors (Class 6 of the proposed Plan of Liquidation) (the “Earnback Option”).  In addition, if an Officer chooses the Earnback Option, he must provide uncompensated services to the post-confirmation merged Debtors after the Effective Date (as defined in the Settlement Agreement) for an aggregate of sixty (60) hours.  The Debtors have been informed that each of the Officers has exercised the Earnback Option.  The Settlement Agreement further established some of the terms of the services to be provided by the Officers to the post-confirmation merged Debtors after the Effective Date.  The U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved the Settlement Agreement pursuant to an Order dated June 18, 2007, and the Settlement Agreement became effective as of that date.

The foregoing is a summary of the Settlement Agreement, which summary is qualified in its entirety by the text of the Settlement Agreement, which is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 13, 2007 the Debtors filed with the Bankruptcy Court their liquidation analysis (the “Liquidation Analysis”), which will be Exhibit B to their proposed amended Disclosure Statement regarding amended Joint Plan of Liquidation (the “Disclosure Statement”), an initial version of which was previously filed with the Bankruptcy Court on April 30, 2007.  As set forth in the Liquidation Analysis, as qualified by the assumptions which are an integral part of that analysis, the Debtors estimate that holders of Allowed General Unsecured Claims will receive a total distribution of approximately $0.142 to $0.269 per $1.00 of Allowed General Unsecured Claim (capitalized terms are defined in the Disclosure Statement).

The foregoing is a summary of the Liquidation Analysis, which is qualified in its entirety by the text of the Liquidation Analysis attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

99.1
Settlement Agreement and Release made and entered into by Delta Mills, Inc., Delta Woodside Industries, Inc., Delta Mills Marketing, Inc., the Official Committee of Unsecured Creditors, William F. Garrett, William H. Hardman, Jr., and Donald C. Walker, effective as of June 18, 2007.

99.2
Liquidation Analysis to be Exhibit B to amended Disclosure Statement regarding amended Joint Plan of Liquidation Proposed By Delta Mills, Inc., Delta Woodside Industries, Inc. and Delta Mills Marketing, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA WOODSIDE INDUSTRIES, INC.

Date: July 19, 2007	By:	/s/ W.H. Hardman, Jr.
W.H. Hardman, Jr.
Chief Financial Officer

Exhibits

99.1
Settlement Agreement and Release made and entered into by Delta Mills, Inc., Delta Woodside Industries, Inc., Delta Mills Marketing, Inc., the Official Committee of Unsecured Creditors, William F. Garrett, William H. Hardman, Jr., and Donald C. Walker, effective as of June 18, 2007.

99.2
Liquidation Analysis to be Exhibit B to amended Disclosure Statement regarding amended Joint Plan of Liquidation Proposed By Delta Mills, Inc., Delta Woodside Industries, Inc. and Delta Mills Marketing, Inc.